Exhibit 3.01

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

OUTBACK STEAKHOUSE, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is OUTBACK STEAKHOUSE, INC.

2. The Certificate of Incorporation of the Corporation is hereby amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

FIRST: The name of this corporation is “OSI Restaurant Partners, Inc.”

3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed and attested to on April 25, 2006.

OUTBACK STEAKHOUSE, INC.

By: /s/ A. William Allen, III
A. William Allen, III
Chief Executive Officer

Attest:

/s/ Joseph J. Kadow
Joseph J. Kadow, Secretary